Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hawkins, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-87582 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, and Amended and Restated, No. 333-172761 on Form S-8 relating to Hawkins, Inc. Employee Stock Purchase Plan, 333-123080 on Form S-8 relating to the Hawkins, Inc. 2004 Omnibus Stuck Plan, and 333-174735 on Form S-8 relating to the Hawkins, Inc. 2010 Omnibus Incentive Plan of our report dated June 2, 2016, with respect to the consolidated balance sheets of Hawkins, Inc. as of April 3, 2016 and March 29, 2015, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 3, 2016, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 3, 2016, which report appears in the April 3, 2016 annual report on Form 10-K of Hawkins, Inc.
Our report dated June 2, 2016 on internal control over financial reporting as of April 3, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of April 3, 2016, Stauber Performance Ingredients, Inc.’s internal control over financial reporting that comprise total assets of $204.7 million and net sales of $33.9 million included in the consolidated financial statements of Hawkins, Inc. and subsidiaries as of and for the year ended April 3, 2016. Our audit of internal control over financial reporting of Hawkins, Inc. also excluded an evaluation of the internal control over financial reporting of Stauber Performance Ingredients, Inc.

/s/ KPMG LLP
Minneapolis, Minnesota
June 2, 2016